UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


        Certification and Notice of Termination of Registration under
   Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty
               to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.


                         Commission file number: 0-13341


                          COMMERCIAL PROPERTIES 3, L.P.
                          -----------------------------
             (Exact name of registrant as specified in its charter)



         3 World Financial Center, 29th Floor, New York, NY 10285-2900,
         --------------------------------------------------------------
                      (212) 526-3183, Attn.: Andre Anderson
                      -------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                      Units of Limited Partnership Interest
                      -------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
                                      ----
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i) [X]             Rule 12h-3(b)(1)(i) [X]
          Rule 12g-4(a)(1)(ii)                Rule 12h-3(b)(1)(ii)
          Rule 12g-4(a)(2)(i)                 Rule 12h-3(b)(2)(i)
          Rule 12g-4(a)(2)(ii)                Rule 12h-3(b)(2)(ii)
          Rule 15d-6


      Appropriate number of holders of record as of the certification or notice date: 0. The General Partner of the Registrant has filed, with the Secretary of State of the State of Virginia, a Certificate of Cancellation of the Certificate of Limited Partnership of Commercial Properties 3, L.P. effective as of May 12, 2000.

      Pursuant to the requirements of the Securities Exchange Act of 1934, Commercial Properties 3, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    COMMERCIAL PROPERTIES 3, L.P.

                                    By: Real Estate Services VII, Inc.
                                        General Partner


Date:  May 15, 2000                 By: /s/Michael T. Marron
                                        ---------------------------------------
                                        Michael T. Marron
                                        President and Chief Financial Officer